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                                                                   EXHIBIT 2.1.1

                             ARTICLES OF AMENDMENT
                                      TO
                           ARTICLES OF INCORPORATION
                                      OF
                          MEADOWS PRESERVATION, INC.
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Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:    1.   The third line of the first paragraph of Article FIFTH shall be amended by deleting the brackets surrounding the number "400".

          2. Subsection (c) of Article FIFTH, Section (1), shall be deleted in its entirety and the following shall be substituted therefor:

          (c) Restrictions on Transfer; Put Rights and Call Rights

               (i) Except as provided in these Articles of Incorporation ("Articles"), shares of Common Stock may not be transferred to, or
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          owned by, any person other than the Corporation, any owner of a mobile or manufactured home located on a lot leased by such owner in The Meadows Mobile Home Park, 2555 PGA Boulevard, Palm Beach Gardens, Florida (the "Park"), or the estate of any such owner so long as such
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          estate owns a mobile or manufactured home and leases a lot located in the Park (each such person an "Eligible Homeowner").
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               (ii) In the event that a holder of shares of Common Stock
          ("Stockholder") reasonably expects to cease to be an Eligible
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          Homeowner or such holder desires to sell all or any portion of such holder's Common Stock for any reason, then such holder shall give prompt written notice of such fact to the Corporation and Blue Ribbon Communities Limited Partnership ("BRC"), which notice shall specify
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          (w) the number of shares of Common Stock owned by such holder, (x) the number of shares of Common Stock proposed to be sold if the holder continues to be an Eligible Homeowner (y) the identity of any proposed purchaser of such holder's Common Stock (who must also be an Eligible Homeowner), and (z) the date upon which the holder reasonably expects to consummate the sale of such Common Stock. Such holder shall give an additional written notice to the Corporation and BRC containing the aforesaid information promptly upon ceasing to be an Eligible Homeowner.
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               (iii) Each holder of shares of Common Stock shall have the right to sell such shares to any other Eligible Homeowner. Subject to the conditions and limitations set forth in subsection (vii) below, each holder of shares of Common Stock shall also have the right to require the Corporation to purchase (the "Put Right") such shares (the "Put
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          Stock") at the cash price (the "Put Price") calculated in accordance
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          with Schedule 9.2 to the General Partnership Agreement of The Meadows
          Resort Partnership (the "Partnership Agreement") effective as of
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          September 30, 1998 by and between BRC and the Corporation, as the
          Partnership Agreement may be amended from time to time or at any time, which Put Right may be exercised by such holder only by giving at least thirty (30) days' prior notice in writing to the Corporation and BRC (or its permitted successor or assign under the Partnership Agreement) (the "Put Notice"), such notice to be given to the
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          Corporation and to BRC (or its permitted successor or assign) at their respective offices.

               (iv) Subject to the conditions and limitations set forth in subsection (vii) below, in the event that (A) a holder of shares of Common Stock ceases to be an Eligible Homeowner for any reason, or (B) a person other than an Eligible Homeowner acquires any right, or claim of right, to shares of Common Stock (each such holder or other person a "Required Seller"), the Corporation shall have the right (the "Call
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          Right"), at any time thereafter, to purchase all of the shares of
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          Common Stock owned by such Required Seller in exchange for the Put
          Price. The Corporation shall exercise such right by giving written notice to the record owner of such shares at the address of such record owner listed in the books and records of the Corporation, such notice to specify the date by which the shares of Common Stock owned or claimed by such Required Seller are required to be transferred to the Corporation.

               (v) If the Corporation exercises its Call Right as provided in the immediately preceding subsection, but the Required Seller fails to transfer to the Corporation his or her Common Stock, or to provide the indemnification required by subsection (vi) below, by the date specified in the Corporation's notice given pursuant to the immediately preceding subsection, then, effective as of such date (the "Effective Sale Date"), such Required Seller shall be deemed to have
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          sold his or her shares of Common Stock to the Corporation as of the
          Effective Sale Date. Thereafter, such Required Seller's sole right shall be to receive the Put Price for such shares, as calculated as of the Effective Sale Date, upon delivery to the Corporation of the certificate or certificates for such shares (or a lost certificate affidavit in form and substance acceptable to the Corporation) and the required indemnification; and the Required Seller shall not be entitled to

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          receive any dividends or other distributions from the Corporation on account of such shares of Common Stock and such shares shall have no voting or other rights.

               (vi) The Corporation may require reasonable indemnification from the holder of shares of Common Stock as a condition to the Corporation's obligation to pay the Put Price to such holder in connection with the exercise of either a Put Right or Call Right.

               (vii) No Put Right or Call Right provided by these Articles shall be exercisable and the Corporation shall not pay the Put Price to any holder of Common Stock if, after doing so:

                         (A) the Corporation would not be able to pay its debts as they become due in the usual course of business;

                         (B) the Corporation's total assets would be less than the sum of its total liabilities plus the amount needed, if the Corporation were to be dissolved at the time of payment of the Put Price, to satisfy the preferential rights upon dissolution of the holders of Preferred Stock whose preferential rights are superior to those receiving the Put Price; or

                         (C) there would not be at least one share of Common Stock outstanding.

               (viii) Notwithstanding anything in these Articles to the contrary, the Corporation shall have neither the right nor the obligation to purchase any shares of Common Stock or Preferred Stock subject to any Put Right, Call Right or any other redemption right, if such purchase would violate, or in any way be inconsistent with, the Florida Business Corporation Act, as such Act now exists or as it may be amended in the future.

               (ix) In the event that a holder does not sell his or her Common Stock to an Eligible Homeowner, and either the Corporation is unable to purchase a holder's Common Stock pursuant to such holder's Put Right, or does not, for any reason, exercise a Call Right with respect to a holder's Common Stock, then he or she shall remain the owner of such Common Stock, notwithstanding that he or she ceases to be or is not an Eligible Homeowner. However, except as provided in subsection
          (x) below, the restrictions on transfer provided in these Articles shall continue to apply to any such holder's shares of Common Stock.

               (x) Notwithstanding anything in these Articles to the contrary, following the termination of the Partnership created by the Partnership Agreement

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          or the sale or assignment of all of BRC's interest in the Partnership to MPI or MPI's affiliate pursuant to Section 9.1 of the Partnership
          Agreement:

                         (A) no holder of shares of Common Stock shall have any Put Right or other right to require the Corporation to purchase shares of Common Stock and the Corporation shall have no Call Right or other right to purchase shares of Common Stock owned by any Required Seller; and

                         (B) all restrictions on transfer of shares of Common Stock provided for in these Articles shall terminate, and thereafter such shares may be transferred to or owned by any person.


          3. The second line of Article NINTH shall be amended by deleting the phrase "this Certificate of Incorporation" and replacing it with the phrase "these Articles of Incorporation".


SECOND:   The date of adoption of each of these amendments is January 14, 1999.
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THIRD:    Adoption of Amendments (CHECK ONE)

          [X] The amendments were approved by the shareholders. The number of votes cast for the amendments was sufficient for approval.

          [_] The amendments were approved by the shareholders through voting groups.

          [_] The amendments were adopted by the board of directors without shareholder action and shareholder action was not required.

          [_] The amendments were adopted by the incorporators without shareholder action and shareholder action was not required.


Signed this 14th day of January, 1999.
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Signature   /s/ Richard McCann
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          (By the Chairman or Vice Chairman of the Board of Directors, President
          or other officer if adopted by the shareholders).


                Richard McCann
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          Typed or printed name


                President
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          Title

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